Exhibit 10.1

Description of the Company’s 2010 Stock Incentive Plan

This summary is qualified in its entirety by the detailed provisions of the New York Mortgage Trust, Inc. (the “Company”) 2010 Stock Incentive Plan (the “2010 Plan”). The purpose of the 2010 Plan is to provide incentives to our employees, non-employee directors and other service providers to stimulate their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain key personnel.

Administration. The 2010 Plan is administered by the Compensation Committee of our Board of Directors. The Compensation Committee may delegate to one or more of our officers all or part of the Compensation Committee’s authority and duties under the 2010 Plan, except as to participants who are subject to Section 16 of the Securities Exchange Act of 1934. This summary uses the term “Compensation Committee” to refer to the Compensation Committee and any delegate of the Compensation Committee.

Subject to the terms of the 2010 Plan, the Compensation Committee may select participants who receive awards and will determine the types of awards and the terms and conditions of awards. The Compensation Committee also may interpret the provisions of the 2010 Plan.

Shares of Common Stock Issuable Through the 2010 Plan.  A total of 1,190,00 shares of our common stock are authorized to be issued under the 2010 Plan, representing approximately 10% of our outstanding common stock on a fully-diluted basis.  The closing sale price of a share of our common stock, as quoted on the Nasdaq Capital Market on March 22, 2009, was $7.99.

Source of Shares. The shares of our common stock issuable under the 2010 Plan consist of authorized but unissued shares. If any shares covered by an award are not issued or are forfeited, if an award is settled in cash or if an award otherwise terminates without issuance and delivery of any shares of common stock, then the number of shares of common stock that are forfeited, terminated or settled in cash will again be available for making awards under the 2010 Plan.

Eligibility. Awards may be made under the 2010 Plan to our or our affiliates’ employees, non-employee directors and to any other individual who provides services to us or an affiliate and whose participation in the 2010 Plan is determined, by our Board of Directors, to be in our best interests of our Company.

We currently have four full-time employees and four non-employee directors, all of whom will be eligible participants under the 2010 Plan.

Options. The 2010 Plan permits the grant of options to purchase shares of common stock intended to qualify as incentive stock options under the Internal Revenue Code, and stock options that do not qualify as incentive stock options, referred to as nonqualified stock options. The exercise price of each stock option may not be less than 100% of the fair market value of our common stock on the date of grant. The Compensation Committee may, in its sole discretion and without the consent of the participant, grant options in substitution for options held by employees of companies that we may acquire. In this case, the exercise price would be adjusted to preserve the acquisition date intrinsic value of the employee’s stock option from his or her former employer.

The term of each stock option will be fixed by the Compensation Committee but may not exceed 10 years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised and the period of time, if any, after termination of employment during which options may be exercised. The exercisability of options may be accelerated by the Compensation Committee. Except in the case of certain changes in our capitalization, such as a stock dividend, stock split-up, extraordinary cash dividend, subdivision or consolidations of shares that affect the number of shares of our common stock or the fair market value of our common stock, the exercise price of an option may not be reduced after its grant without the approval of our stockholders.

In general, an optionee may pay the exercise price of an option by cash, certified check, by tendering shares of common stock (which, if acquired from us, have been held by the optionee for at least six months) or by means of a broker-assisted cashless exercise. Stock options granted under the 2010 Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution. However, we may permit limited transfers of nonqualified options for the benefit of immediate family members of participants to help with estate planning concerns.

Stock Awards. The 2010 Plan also permits the grant of shares of our common stock in the form of stock awards. A participant’s rights in the stock award may be nontransferable or forfeitable or both for a period of time or subject to the attainment of certain goals tied to the performance criteria described below. These performance goals may include, for example, a requirement that we or any of our affiliates or the participant achieve objectives based on any of the performance criteria listed below. Unrestricted shares of common stock, which are shares of common stock awarded at no cost to the participant or for a purchase price determined by the Compensation Committee and which are vested and transferable upon grant, may also be issued under the 2010 Plan.

Incentive Awards. Incentive awards entitle the participant to receive shares of common stock or, in the discretion of the Compensation Committee, a cash payment, subject to the attainment of objectives based on the performance criteria described below. All incentive awards shall be finally determined exclusively by the Compensation Committee under the procedures established by the Compensation Committee. Incentive awards are nontransferable except by will or by the laws of descent and distribution.  In addition, the Compensation Committee may permit limited transfers of incentive awards for the benefit of immediate family members of participants to help with estate planning concerns.

Performance Shares. The 2010 Plan also allows the grant of performance share awards, meaning the right to receive common stock, cash or a combination of common stock and cash in the future. The participant will be entitled to receive payment pursuant to the performance shares only upon the satisfaction of performance objectives and other criteria prescribed by the Compensation Committee. The performance measurement period will be at least three years from the date of the award; provided, however, that the performance measurement period shall be at least one year from the date of the award if the payment is contingent on the attainment of the objectives stated with respect to performance criteria listed below. To the extent the performance shares are earned, our payment obligation may be settled in cash, by shares of our common stock or a combination of the two. . Performance Shares are nontransferable except by will or by the laws of descent and distribution.  In addition, the Compensation Committee may permit limited transfers of performance shares for the benefit of immediate family members of participants to help with estate planning concerns.

Stock Appreciation Rights. Stock appreciation rights, or SAR, may be awarded under the 2010 Plan. Stock appreciation rights entitle the participant to receive a number of shares of common stock, cash or a combination of shares and cash, based on the increase in the fair market value of the shares from their grant date fair market value.  The term of any SAR will be determined by the Compensation Committee, but in no event will an SAR related to an incentive stock option have a term of more than 10 years from the date the related incentive stock option was granted.  Stock appreciation rights are nontransferable except by will or by the laws of descent and distribution.  In addition, the Compensation Committee may permit limited transfers of stock appreciation rights for the benefit of immediate family members of participants to help with estate planning concerns.

Performance Criteria. Section 162(m) of the Internal Revenue Code limits publicly traded companies to an annual deduction for federal income tax purposes of $1,000,000 for compensation paid to each of their chief executive officer, chief financial officer and the other three highest compensated executive officers. However, performance-based compensation is excluded from this limitation. The 2010 Plan is designed to permit the Compensation Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m). Accordingly, the 2010 Plan provides that no individual may receive awards in any calendar year covering more than 250,000 shares of Common stock. In addition, no individual may receive more than $2,000,000 in any calendar year under an incentive award.

The Compensation Committee will use one or more of the following business criteria, on a consolidated basis, and/or with respect to an affiliate or specified business unit (except with respect to the total stockholder return and earnings per share criteria), in establishing performance goals for awards (other than options and stock appreciation rights) that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code:

•	total stockholder return;
•	total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index;
•	net income;
•	pretax earnings;
•	funds from operations;
•	earnings before interest, taxes, depreciation and amortization;
•	operating margin;
•	earnings per share;
•	return on equity, capital, assets or investments;
•	operating earnings;
•	working capital;
•	ratio of debt to stockholders’ equity; and
•	revenue.

Adjustments for Stock Dividends and Similar Events. Our Board of Directors will make appropriate adjustments in the number and terms of outstanding awards and the number of shares of common stock available for issuance under the 2010 Plan, including the individual limitations on awards, to reflect common stock dividends, stock splits, spin-off and other similar events listed in the 2010 Plan.

Change in Control. The 2010 Plan provides that the Compensation Committee is authorized to take certain actions if there is a change in control of our Company.  The Compensation Committee may prescribe that (i) outstanding awards will become vested or exercisable upon the change in control, (ii) outstanding awards will be replace with substitute awards issued by the surviving company in the change in control or (iii) outstanding awards will be cancelled in exchange for a payment equal to the amount received by our stockholders in the transaction or, in the case of options and stock appreciation rights, the amount by which that value exceeds the option exercise price or initial value of the stock appreciation right.

Under the 2010 Plan, a change in control is generally defined to include (i) the acquisition by any person of the direct or indirect beneficial ownership of at least 50% of our outstanding voting securities; (ii) the transfer of all or substantially all of our assets; (iii) a merger, consolidation or statutory share exchange where our stockholders hold less than 50% of the voting power of the surviving or resulting entity; (iv) our directors, including subsequent directors recommended or approved by our directors, cease to constitute a majority of our Board of Directors; or (v) the complete liquidation of our Company or of all or substantially all of our assets.

Amendment or Termination of the Plan. While our Board of Directors may terminate or amend the 2010 Plan at any time, no amendment may adversely impair the rights of participants with respect to outstanding awards. In addition, any amendment will be contingent on approval of our stockholders to the extent required by law, the rules of the NASDAQ Stock Market or other exchange on which our common stock is then listed or if the amendment would increase the benefits accruing to participants under the 2010 Plan, materially increase the aggregate number of shares of common stock that may be issued under the 2010 Plan, or materially modify the requirements as to eligibility for participation in the 2010 Plan.

Unless terminated earlier, the 2010 Plan will terminate in 2020, but will continue to govern unexpired awards.